Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Fiscal 2008 First Quarter Results

  The Company repurchased 1.05 million shares for $8.6 million.
  First quarter total revenue increased 6% to $123.8 million; diluted EPS are $0.32 including costs associated with the review of strategic alternatives of $0.01 per share.
  European operations deliver sales increase of 52% to $16.4 million and an operating loss of $0.1 million in first quarter 2008 compared to a loss of $2.2 million in first quarter 2007.

ST. LOUIS--(BUSINESS WIRE)--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer of customized stuffed animals, today reported results for the 2008 first quarter. Fiscal 2008 first quarter (13 weeks ended March 29, 2008) total revenue increased 6% to $123.8 million, compared to $116.8 million in the fiscal 2007 first quarter (13 weeks ended March 31, 2007).

First quarter net income was $6.4 million or $0.32 per diluted share and includes costs associated with the review of strategic alternatives of $0.01 per share. Costs associated with the review were not included in the fiscal 2007 first quarter. Excluding these costs, the Company’s net income was $6.7 million, or $0.33 per diluted share. The Company reported net income of $8.1 million or $0.39 per diluted share in last year’s first quarter.

“While our results continue to reflect challenges in the North American retail environment, it is clear that we are making significant progress in our European operations and the strong adoption of buildabearville.com™ shows that our overall brand franchise remains strong,” said Build-A-Bear Workshop Chairman and Chief Executive Bear, Maxine Clark. “With the conclusion of the strategic review process and our decision to moderate our new store growth, we are concentrating on expense control while also strengthening our brand position for the long term and positioning ourselves for an improving economy. We have also maintained a very strong and flexible balance sheet, which enables us to make strategic investments in our business and to enhance shareholder value through the repurchase of our stock.”

Fiscal 2008 first quarter total revenue includes net retail sales of $121.9 million, an increase of $6.0 million or 5% compared to last year’s first quarter. Net retail sales growth was driven by new stores opened in North America during the past twelve months and an increase in sales from European operations of $5.6 million. First quarter total revenue also includes revenue from international franchise fees and third-party licensing.

First quarter 2008 consolidated comparable store sales (North American and European operations) declined 10.5%. Comparable stores sales in North America declined 13.1% compared to a decline of 6.9% in the 2007 first quarter. Comparable stores sales in Europe increased 14.5%. During the 2008 first quarter the Company began reporting comparable store sales for European operations for the first time.

Net retail sales from European operations totaled $16.4 million in the 2008 first quarter, compared to $10.8 million in the 2007 first quarter, an increase of 52%. The operating loss from European operations totaled $0.1 million in the 2008 first quarter, compared to a loss of $2.2 million in the 2007 first quarter. The 2007 first quarter European operating loss included costs associated with closing one store in France previously owned by a franchisee.

The fiscal 2008 first quarter net income of $6.4 million includes costs associated with the review of strategic alternatives of $0.5 million ($0.3 million net of tax or $0.01 per diluted share). Also included in the 2008 first quarter is stock-based compensation expense of $0.9 million ($0.5 million net of tax or $0.03 per diluted share). Fiscal 2007 first quarter results include the impact of stock-based compensation expense of $0.6 million ($0.4 million net of tax or $0.02 per diluted share).

During the 2008 first quarter, the Company opened two new Build-A-Bear Workshop® (BABW) retail stores in North America, as planned, compared with opening four new BABW stores during the 2007 first quarter. In Europe, the Company opened two new stores -- in Belfast, Ireland and High Wycombe, England -- compared with opening two new stores during the 2007 first quarter. Build-A-Bear Workshop Company-owned stores at the end of the first quarter totaled 274 in North America and 51 in Europe.

The Company plans to slow new store growth in 2008 compared to 2007. The Company currently plans to open 25 new company-owned stores – approximately 20 new stores in North America (vs. 39 new stores in 2007) and approximately five new stores in Europe (vs. 11 new stores in 2007).

International Franchising

The Company ended the fiscal 2008 first quarter with 52 international franchise stores located in 15 countries. The Company currently has franchise agreements covering 21 countries and anticipates franchisees will open 15 to 20 new stores (net of store closings) in 2008.

Other News

On March 10, 2008, the Company’s board of directors increased the authorization for the Company’s existing share repurchase program to up to $50 million. During the fiscal 2008 first quarter, the company repurchased and retired 1,047,300 shares of common stock for $8.6 million. At the end of the 2008 first quarter, the Company’s cash position was $41 million.

Build-A-Bear Workshop will host its Annual Meeting of Stockholders on Thursday, May 8, 2008 at 10:00 a.m. local time (CDT) at the Saint Louis Science Center, May Hall, 5050 Oakland Avenue, St. Louis, Missouri. The company will broadcast the meeting over the Internet via webcast. The webcast will be accessible through the Investor Relations page of the Build-A-Bear workshop corporate web site, http://ir.buildabear.com. Following the live meeting, a replay of the webcast will be available until the next annual meeting.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. EDT today. The broadcast may be accessed at our investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon EDT today until midnight on May 8, 2008. The telephone replay is available by calling (888) 286.8010. The access code is 22149498.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. The Company currently operates more than 375 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom, Ireland and France, and franchise stores in Europe, Asia, Australia and Africa. Founded in St. Louis in 1997, Build-A-Bear Workshop is the leader in interactive retail. Brands include make-your-own Major League Baseball® mascot in-stadium locations, Build-A-Dino® stores and friends 2B made® doll locations. In December 2007, Build-A-Bear Workshop extended its in-store interactive experience online with the launch of its virtual world at www.buildabearville.com. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $474 million in fiscal 2007. For more information, call 888.560.BEAR (2327) or visit the Company’s award-winning Web sites at www.buildabear.com and www.friends2bmade.com.

Forward-Looking Statements

This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent Build-A-Bear Workshop expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate comparable store sales growth; we may be unable to open new stores or may be unable to effectively manage our growth; we may be unable to effectively manage our international franchises or laws relating to those franchises may change; customer traffic may decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; general economic conditions may deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability; we may be unable to repurchase shares at all or at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate; we may be unable to realize some of the expected benefits of the acquisition of Amsbra and Bear Factory, and the inclusion of France as a Company-owned country; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; the ability of our principal vendors to deliver merchandise may be disrupted; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade; we may be unable to realize the anticipated benefits from our company-owned distribution center or our third-party distribution center providers may perform poorly; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; our market share could be adversely affected by a significant, or increased, number of competitors; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers; we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; and we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements are included in the Company's filings with the SEC, including as described in the Company's annual report on Form 10-K for the fiscal year ended December 29, 2007. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks Ended March 29, 2008	% of Total Revenues(1)	13 Weeks Ended March 31, 2007	% of Total Revenues(1)
Revenues:
Net retail sales	$121,854	98.4	$115,883	99.2
Franchise fees	1,249	1.0	695	0.6
Licensing revenue	704	0.6	236	0.2
Total revenues	123,807	100.0	116,814	100.0
Costs and expenses:
Cost of merchandise sold	68,739	56.4	62,246	53.7
Selling, general and administrative	44,827	36.2	41,438	35.5
Store preopening	553	0.4	688	0.6
Interest expense (income), net	(460)	(0.4)	(545)	(0.5)
Total costs and expenses	113,659	91.8	103,827	88.9
Income before income taxes	10,148	8.2	12,987	11.1
Income tax expense	3,755	3.0	4,922	4.2
Net income	$6,393	5.2	$8,065	6.9

Earnings per common share:
Basic	$0.32		$0.40
Diluted	$0.32		$0.39

Shares used in computing common per share amounts:
Basic	20,150,325		20,281,820
Diluted	20,244,984		20,525,347
(1)

Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share data)

	March 29,	December 29,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$41,176	$66,261
Inventories	49,997	48,638
Receivables	5,995	7,068
Prepaid expenses and other current assets	15,998	14,624
Deferred tax assets	3,905	3,606
Total current assets	117,071	140,197

Property and equipment, net	136,856	139,841
Goodwill	42,934	42,840
Other intangible assets, net	4,217	4,016
Investment in affiliate	4,502	4,307
Other assets, net	7,921	8,330
Total Assets	$313,501	$339,531

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$30,679	$45,044
Accrued expenses	17,356	15,439
Gift cards and customer deposits	24,596	34,567
Deferred revenue	8,875	8,708
Total current liabilities	81,506	103,758

Deferred franchise revenue	2,162	2,511
Deferred rent	37,638	38,046
Other liabilities	1,564	1,608

Stockholders' equity:
Common stock, par value $0.01 per share	201	207
Additional paid-in capital	79,713	88,388
Accumulated other comprehensive income	5,624	6,314
Retained earnings	105,093	98,699
Total stockholders' equity	190,631	193,608
Total Liabilities and Stockholders' Equity	$313,501	$339,531

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands, except square foot data)

	13 Weeks	13 Weeks
	Ended	Ended
	March 29,	March 31,
	2008	2007

Other financial data:
Gross margin ($) (1)	$53,115	$53,637
Gross margin (%) (1)	43.6%	46.3%
Capital expenditures, net (2)	$5,712	$5,375
Depreciation and amortization	$7,002	$6,260
Sales over the Internet	$3,009	$3,077

Store data (3):
Number of company-owned stores at end of period
North America	274	237
Europe	51	40
Total stores	325	277

Number of franchised stores at end of period	52	37

Company-owned store square footage at end of period
North America	815,708	721,467
Europe (4)	73,214	59,351
Total square footage	888,922	780,818

Comparable store sales change (%) (5)
North America	(13.1)%	(6.9)%
Europe	14.5%	—
Consolidated	(10.5)%	(6.9)%
(1)	Gross margin represents net retail sales less cost of merchandise sold. Gross margin percentage represents gross margin divided by net retail sales.
(2)	Capital expenditures, net represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes our webstore and seasonal and event-based locations. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and France.
(4)	Square footage for stores located in Europe is estimated selling square footage.
(5)	Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation. Fiscal 2008 first quarter is the first quarter that our European operations have met the criteria for inclusion in our comparable store calculation. As such, there is no comparable data for 2007 for Europe.

CONTACT:
Build-A-Bear Workshop, Inc.
Investors:
Molly Salky, 314-423-8000, ext. 5353
or
Media:
Jill Saunders, 314-423-8000 ext. 5293